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                                                                 Exhibit (h)(7)

                                           [KING INVESTMENT ADVISORS, INC. LOGO]

February 13, 2008

Simon D. Collier, President
Forum Funds
Two Portland Square
Portland, Maine 04101

Re: Contractual Waivers and Reimbursements

Dear Mr. Collier:

King Investment Advisors, Inc. (the "Adviser") agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses, and extraordinary expenses) for Fountainhead Special Value Fund, a series of the Forum Funds (the "Trust"), does not exceed 1.50% from February 28, 2008 through the period ending February 28, 2009.

This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless other wise amended or terminated, this agreement will terminate as of February 28, 2009.

Very truly yours,


By: /s/ Roger E. King
    --------------------------
    Roger E. King, President